Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Initiates a Phase II Clinical Trial with MN-166 in Multiple Sclerosis

Novel oral compound demonstrated benefits in earlier clinical studies in patients with relapsing-remitting MS

SAN DIEGO, Calif. – August 2, 2005 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the enrollment of patients in a Phase II clinical study with MN-166 for the treatment of multiple sclerosis (MS), an inflammatory demyelinating disease of the central nervous system. MN-166 is an orally administered drug with a novel mechanism of action that includes the inhibition of phosphodiesterase IV.

Under a licensing agreement with Kyorin Pharmaceutical Co. Ltd. of Tokyo, Japan, MediciNova obtained exclusive worldwide rights, except for Japan, China, Taiwan and South Korea, to develop and commercialize MN-166 for multiple sclerosis. For the past 16 years, MN-166 has been marketed in Japan as Ketas® (ibudilast), for the treatment of asthma and cerebrovascular disorders. Ibudilast was also launched in Korea in September 2002.

“MN-166 may represent a significant advance in the treatment of relapsing-remitting MS.” stated Richard Gammans, Ph.D., Chief Development Officer at MediciNova, “It has a proven record of safety and tolerability, and has the major advantage of oral dosing. In small, open label studies in patients with relapsing-remitting MS, MN-166 produced some rather encouraging activity.

This Phase II study is being conducted in nine countries in Eastern Europe and will compare two oral doses of MN-166 to placebo in 300 patients with relapsing-remitting MS.”

The study will measure reduction in MS lesions in the brain as detected by MRI (magnetic resonance imaging), reductions in annualized relapse rates and functional status as determined by the EDSS (Expanded Disability Status Scale).

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the expected progress of the development of one of the Company’s product candidates. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.